Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

I hereby consent to being named in the Registration Statement on Form S-11 of US Federal Properties Trust, Inc., a Maryland corporation (the “Company”), and in all subsequent amendments and post-effective amendments or supplements to the Registration Statement (including the prospectus contained therein and the filing of this consent as an exhibit to the Registration Statement), as a director nominee of the Company, with my election becoming effective no later than the effectiveness of the Registration Statement related to the offering contemplated therein.

Dated:	August 5, 2010

Sign Name:	/s/ Scott A. Musil
Print Name:	Scott A. Musil